EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

The Board of Directors and Stockholders

MASSBANK Corp.

We consent to the incorporation by reference in the registration statement on Form S-8, of MASSBANK Corp. of our report dated January 15, 2004, relating to the consolidated balance sheets of MASSBANK Corp. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Annual Report on Form 10-K.

KPMG LLP

Boston, Massachusetts

August 6, 2004